Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 11	Registration No. 333-275381
(to prospectus dated December 4, 2023)
PROSPECTUS SUPPLEMENT No. 7	Registration No. 333-277045
(to prospectus dated May 9, 2024)
PROSPECTUS SUPPLEMENT No. 6	Registration No. 333-279803
(to prospectus dated June 4, 2024)

Primary Offering of

24,406,752 COMMON SHARES,

10,833,333 WARRANTS TO PURCHASE COMMON SHARES,

10,833,333 COMMON SHARES UNDERLYING WARRANTS AND

4,400,106 COMMON SHARES UNDERLYING CONVERTIBLE NOTES

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-4 of LeddarTech Holdings Inc. (Registration Statement No. 333-275381), effective as of December 4, 2023 (as updated, supplemented or amended from time to time, the “F-4 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), effective as of May 8, 2024 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), effective as of June 4, 2024 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-4 Prospectus and the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained in our Report of Foreign Private Issuer on Form 6-K furnished with the Securities and Exchange Commission on October 16, 2024, which is attached hereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “LDTC.” On October 15, 2024, the last reported sale price of our common shares as reported on Nasdaq was $0.26 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On October 15, 2024, the last reported sale price of our warrants as reported on Nasdaq was $0.022 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2024.

Attachments

1.	LeddarTech Holdings Inc. Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on October 16, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2024.

Commission File Number: 001-41893

LEDDARTECH HOLDINGS INC.

4535, boulevard Wilfrid-Hamel, Suite 240

Quebec G1P 2J7, Canada

(418) 653-9000

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

DOCUMENTS TO BE FURNISHED AS PART OF THIS FORM 6-K

Exhibit Number	Exhibit Description
99.1	Press release of LeddarTech Holdings Inc. dated October 15, 2024

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEDDARTECH HOLDINGS INC.

By:	/s/ David Torralbo
Name:	David Torralbo,
Title:	Chief Legal Officer

Date: October 16, 2024

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Exhibit 99.1

PRESS RELEASE

LeddarTech Announces Receipt of US$3.0 Million Following Disbursement of the Second Tranche of the Previously Announced Bridge Financing

QUEBEC CITY, Canada, October 15, 2024 — LeddarTech® Holdings Inc. (“LeddarTech” or the “Company”) (Nasdaq: LDTC), an automotive software company that provides patented disruptive AI-based low-level sensor fusion and perception software technology, LeddarVision™, for ADAS, AD and parking applications, announced today that the Company received the second tranche of the bridge loans (the “Bridge Loans”) in an aggregate amount of US$3.0 million, which are part of a bridge financing in an aggregate amount of up to US$9.0 million (the “Bridge Financing”) made available to the Company by certain of its principal shareholders, namely FS Investors (“FS”), Investissement Québec (“IQ”) and its senior lender, Fédération des caisses Desjardins du Québec (“Desjardins” and, together with FS and IQ, the “Initial Bridge Lenders”). The principal details of the Bridge Financing were announced by the Company on August 19, 2024.

As previously announced, the Bridge Financing is comprised of two tranches, with the first tranche of US$6.0 million funded on August 19, 2024. The second tranche of the Bridge Financing, in an amount of up to US$3.0 million, was conditioned on the absence of a default under the Bridge Loans and the receipt by the Company of a commitment from a strategic investor of its intent to invest a minimum amount of US$5.0 million in a subsequent equity capital raise.

In connection with the Bridge Financing, FS converted US$1.5 million of its existing convertible notes into common shares in the capital of the Company at an above-market conversion price of US$2.00 per share, reducing the convertible note balance by US$1.5 million. The Company also received additional Bridge Loans in an aggregate amount of approximately US$334,000 from certain members of management and the board of directors (collectively, the “Additional Bridge Lenders” and, together with the Initial Bridge Lenders, the “Bridge Lenders”) in accordance with the terms of the Bridge Financing.

The Bridge Financing constitutes a “related-party transaction” within the meaning of Regulation 61-101 – Protections of Minority Security Holders in Special Transactions (“Regulation 61-101”) as FS, IQ and the Additional Bridge Lenders are all “insiders” of the Company under Canadian securities laws. However, in light of the fact that the Company’s board of directors (the “Board”) have determined that the Company is in serious financial difficulty, the Company is relying on the exemption from the formal valuation and minority shareholder approval requirements contained in Regulation 61-101 on the basis of the “financial hardship” exemption therein.

After considering and reviewing all of the circumstances currently surrounding the Company and the Bridge Financing, the Board, including all independent members of the Board who are free from interest in the Bridge Financing and unrelated to the Bridge Lenders, acting in good faith, unanimously determined that (i) the Company is in serious financial difficulty, (ii) the Bridge Financing is designed to improve the financial condition of the Company, and (iii) the terms of the Bridge Financing are reasonable in the Company’s circumstances.

The Bridge Loans have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable State securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable State securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sales of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About LeddarTech

A global software company founded in 2007 and headquartered in Quebec City with additional R&D centers in Montreal and Tel Aviv, Israel, LeddarTech develops and provides comprehensive AI-based low-level sensor fusion and perception software solutions that enable the deployment of ADAS, autonomous driving (AD) and parking applications. LeddarTech’s automotive-grade software applies advanced AI and computer vision algorithms to generate accurate 3D models of the environment to achieve better decision making and safer navigation. This high-performance, scalable, cost-effective technology is available to OEMs and Tier 1-2 suppliers to efficiently implement automotive and off-road vehicle ADAS solutions.

LeddarTech is responsible for several remote-sensing innovations, with over 160 patent applications (87 granted) that enhance ADAS, AD and parking capabilities. Better awareness around the vehicle is critical in making global mobility safer, more efficient, sustainable and affordable: this is what drives LeddarTech to seek to become the most widely adopted sensor fusion and perception software solution.

Additional information about LeddarTech is accessible at www.LeddarTech.com and on LinkedIn, Twitter (X), Facebook and YouTube.

Forward-Looking Statements

Certain statements contained in this Press Release may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which forward-looking statements also include forward-looking statements and forward-looking information within the meaning of applicable Canadian securities laws), including, but not limited to, statements relating to LeddarTech’s anticipated strategy, future operations, prospects, objectives and financial projections and other financial metrics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the possibility that anticipated benefits of LeddarTech’s recent business combination will not be realized; (ii) the risk that shareholder litigation in connection with the business combination or other settlements or investigations may result in significant costs of defense, indemnification and liability; (iii) changes in general economic and/or industry-specific conditions; (iv) possible disruptions from the business combination that could harm LeddarTech’s business; (v) the ability of LeddarTech to retain, attract and hire key personnel; (vi) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties; (vii) potential business uncertainty, including changes to existing business relationships following the business combination that could affect LeddarTech’s financial performance; (viii) legislative, regulatory and economic developments; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak or escalation of war or hostilities and any epidemic, pandemic or disease outbreak (including COVID-19), as well as management’s response to any of the aforementioned factors; (x) access to capital and financing and LeddarTech’s ability to maintain compliance with debt covenants; (xi) LeddarTech’s ability to execute its business model, achieve design wins and generate meaningful revenue; and (xii) other risk factors as detailed from time to time in LeddarTech’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and on the Company’s SEDAR+ profile at www.sedarplus.ca, including the risk factors contained in LeddarTech’s Annual Report on Form 20-F for the fiscal year ended September 30, 2023. The foregoing list of important factors is not exhaustive. Except as required by applicable law, LeddarTech does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Daniel Aitken, Vice-President, Global Marketing, Communications and Investor Relations, LeddarTech Holdings Inc. Tel.: + 1-418-653-9000 ext. 232 daniel.aitken@LeddarTech.com

●	Investor relations website: investors.LeddarTech.com

●	Investor relations contact: Kevin Hunt, ICR Inc. kevin.hunt@icrinc.com

●	Financial media contact: Dan Brennan, ICR Inc. dan.brennan@icrinc.com

Leddar, LeddarTech, LeddarVision, LeddarSP, VAYADrive, VayaVision and related logos are trademarks or registered trademarks of LeddarTech Holdings Inc. and its subsidiaries. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

LeddarTech Holdings Inc. is a public company listed on the Nasdaq under the ticker symbol “LDTC.”

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